COMPOSITECH LTD.
                      COMPUTATION OF LOSS PER COMMON SHARE
                                   Exhibit 11

                                                                          Three Months Ended              Six Months Ended
                                                                               June 30                        June 30
                                                                     ----------------------------    ----------------------------
                                                                         1998            1997            1998            1997
                                                                     ------------    ------------    ------------    ------------
BASIC
-----
Shares used in computing (loss) per share                              12,322,638       6,144,379      10,906,495       6,136,315

Net (loss)                                                           ($ 1,527,891)   ($ 1,718,540)   ($ 3,025,879)   ($ 2,790,934)

Preferred Stock dividend, including amortization
of discount on 7% Series B Convertible Preferred Stock of $251,429        265,118                         265,118
                                                                     ------------    ------------    ------------    ------------
(Loss) available for common stockholders                             ($ 1,793,009)   ($ 1,718,540)   ($ 3,290,997)   ($ 2,790,934)
                                                                     ============    ============    ============    ============

(Loss) per common share                                              ($      0.15)   ($      0.28)   ($      0.30)   ($      0.45)
                                                                     ============    ============    ============    ============



DILUTED
-------
Shares used in computing (loss) per share(1)                           12,322,638       6,144,379      10,906,495       6,136,315

(Loss) available for common stockholders                             ($ 1,793,009)   ($ 1,718,540)   ($ 3,290,997)   ($ 2,790,934)

ADD : Dividend on 7% convertible preferred stock                          265,118                         265,118
      Interest expense on 5% convertible debentures                         7,337           9,068          60,558           9,068
      Amortization of debt discount and
      expenses - 5% convertible debentures                                189,471         121,202         497,603         121,202
                                                                     ------------    ------------    ------------    ------------
Total                                                                ($ 1,331,083)   ($ 1,588,270)   ($ 2,467,718)   ($ 2,660,664)
                                                                     ============    ============    ============    ============

(Loss) per common share                                              ($      0.11)   ($      0.26)   ($      0.23)   ($      0.43)
                                                                     ============    ============    ============    ============


(1) Conversions of the 5% convertible debentures and the 7% convertible preferred stock is not assumed in the computation because its effect is antidilutive.